Exhibit 21.1

BPZ Resources, Inc. (1)
(Texas)
List of Subsidiaries and Branches
As of December 31, 2007

Name	Jurisdiction

BPZ Resources, Inc.(2)	Texas

BPZ Marine, Inc.	Texas

BPZ Energy, Inc. (3)	Texas

SMC Ecuador, Inc.	Delaware

BPZ Energy International Holdings, LP	British Virgin Islands

International Support, LP	British Virgin Islands

BPZ Exploracion y Produccion, Srl (3)	Perú

BPZ Empresa Electrica Nueva Esperanza, Srl	Perú

BPZ Soluciones Energeticas, Srl	Perú

BPZ Energy Ecuador, CIA. LTDA.	Ecuador

SMC Ecuador, Inc., Sucursal Ecuador (4)	Ecuador

Notes:

(1)	The Company name was changed to BPZ Resources, Inc. from BPZ Energy, Inc. on October 11, 2007.

(2)	Formerly named BPZ Energy, Inc. (see Note 1) which consummated a merger with Navidec, Inc. on September 10, 2004.

(3)

Formerly known as BPZ Energy, Inc., Sucursal Peru, a registered Peruvian branch office of BPZ Energy, Inc., Texas; was converted into a limited liability company registered in Peru as BPZ Exploracion y Produccion, Srl in May 2007.

(4)	SMC Ecuador, Inc., Sucursal Ecuador, is a registered Ecuadorian branch office.